PRICING SUPPLEMENT DATED JULY 22, 2003                          Rule 424(b)(3)
--------------------------------------                     File No. 333-105098
(To Prospectus Supplement and Prospectus
dated June 3, 2003)
Pricing Supplement Number:  2328



                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                     0.25% Callable and Exchangeable Notes
      Linked to the Performance of MeadWestvaco Corporation Common Stock
                               due July 28, 2010
                                 (the "Notes")
                                  ----------

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     The Notes are part of a series of senior debt securities entitled "Medium-Term Notes, Series B" as more fully described in the attached Prospectus (which term includes the attached Prospectus Supplement). Information included in this Pricing Supplement supercedes information in the Prospectus to the extent it is different from the information included in the Prospectus.

     References in this Pricing Supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc., and
references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     Investing in the Notes involves risks that are described in the "Risk Factors" section of this Pricing
Supplement and the accompanying Prospectus Supplement.

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Aggregate principal amount...................     $13,000,000

Stated Maturity Date.........................     July 28, 2010

Issue Price..................................     $1,000 per Note

Original Issue Date..........................     July 28, 2003

Interest Rate................................     0.25% per annum on the principal amount of each Note, payable semi-annually in arrears.

Interest Payment Dates.......................     January 28 and July 28 of each year, beginning January 28, 2004 and ending on the Stated Maturity Date.  If any Interest Payment
                                                  Date falls on a day that is not a Business Day, any payment due on such Interest Payment Date will be made on the immediately succeeding Business Day and no additional interest will accrue as a result of the delayed payment.  Interest will be paid to the persons in whose names the Notes are registered at the close of business on the fifteenth calendar day preceding the related
                                                  Interest Payment Date, whether or not such fifteenth calendar day is a Business Day.

Call Option..................................     We may call the Notes, in whole but not in part, on any Trading
                                                  Day beginning on July 28, 2005 to but excluding the third Trading
                                                  Day prior to the Stated Maturity Date (the day on which the call occurs, if any, being the "Call Date") by giving notice to the
                                                  Trustee of the Notes five (5) Trading Days prior to the Call
                                                  Date.

Call Price...................................     If we call the Notes,  you will be entitled to receive the "Call
                                                  Price" which will be, for each $1,000 principal amount of the
                                                  Notes you own, a cash amount equal to the greater of:

                                                  (i) the product of the Exchange Ratio and the Exchange Value (each


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                                                  as defined below under "Exchange Price"); or

                                                  (ii) $1,000 plus accrued and unpaid interest on your Notes to but excluding the Call Date.

                                                  If the Call Price is based on the formula provided in (i) above, you will not receive accrued and unpaid interest, if any, to such
                                                  Call Date.

Optional Exchange Right......................     The Notes are exchangeable for the Exchange Price at your option, in whole or in part, on any Trading Day (as defined below)
                                                  beginning on July 28, 2003 to but excluding the third scheduled
                                                  Trading Day prior to the Stated Maturity Date (each such day on which a Note is exchanged being an "Exchange Date") by giving notice to the Trustee, as defined below, five (5) Trading Days prior to such Exchange Date, so that the last date on which you may give notice to the Trustee will be on the ninth scheduled
                                                  Trading Day prior to the Stated Maturity Date.

                                                  If you choose to exchange your Notes, you will be entitled to receive the Exchange Price of such Notes on the third Business Day after the Exchange Date, except if such third Business Day is on or after the Stated Maturity Date, then on the Stated Maturity Date.

Exchange Price...............................     For each $1,000 principal amount of Notes, the "Exchange Price"
                                                  shall be an amount in cash equal to:

                                                  Exchange Value x Exchange Ratio

                                                  You will not receive accrued and unpaid interest, if any, to the
                                                  Exchange Date.

                                                  The "Exchange Value", as determined by the Calculation Agent, will equal the Closing Market Price (as defined below) of one share of
                                                  MeadWestvaco Corporation ("MeadWestvaco") common stock issued by
                                                  MeadWestvaco, which is currently traded on the New York Stock
                                                  Exchange ("NYSE") under the symbol "MWV", determined on the
                                                  Calculation Date.

                                                  The "Exchange Ratio" initially equals 36.0849 for each $1,000 principal amount of Notes and is subject to periodic adjustment as described in this pricing supplement.

Amount Payable at Maturity...................     If the Notes have not been called by us or exchanged by you prior to the Stated Maturity Date, for each $1,000 principal amount of
                                                  Notes that you own at maturity, ML&Co. will pay an amount in cash equal to $1,000 plus accrued and unpaid interest through but excluding the maturity date.

Business Day.................................     "Business Day" means, with respect to any day on which a payment of interest is to be made, any day other than a Saturday or
                                                  Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Trading Day..................................     A day on which the NYSE, the American Stock Exchange and The
                                                  Nasdaq Stock Market are open for trading.

Calculation Date.............................     "Calculation Date" for the purpose of an exchange or a call means the Exchange Date or Call Date, as applicable, on which a Market


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                                                  Disruption Event, as discussed below, has not occurred with respect to MeadWestvaco common stock. If a Market Disruption Event occurs on such day, then the Calculation Date shall be the next succeeding scheduled Trading Day, regardless of the occurrence of a Market
                                                  Disruption Event on that scheduled Trading Day, provided, however, that the Calculation Date shall not fall on any day after the third scheduled Trading Day prior to the Stated Maturity Date.

Closing Market Price.........................     "Closing Market Price" means that if MeadWestvaco common stock (or any other security for which a closing market price must be determined for purposes of the Notes) are listed on a national securities exchange in the United States, are a Nasdaq National
                                                  Market System ("Nasdaq NMS") security or are included in the OTC
                                                  Bulletin Board Service ("OTC Bulletin Board") operated by the
                                                  National Association of Securities Dealers, Inc. (the "NASD"), then the closing market price for any date of determination on any
                                                  Trading Day means for one share of MeadWestvaco common stock (or any other security for which a closing market price must be determined for purposes of the Notes):

                                                       o    the last reported sale price, regular way, on that day on
                                                            the principal United States securities exchange registered under the Exchange Act on which that security is listed or admitted to trading (without taking into account any
                                                            extended or after-hours trading session), or

                                                       o    if not listed or admitted to trading on any such
                                                            securities exchange or if the last reported sale price is
                                                            not obtainable, the last reported sale price on the
                                                            over-the-counter market as reported on the Nasdaq NMS or
                                                            OTC Bulletin Board on that day (without taking into
                                                            account any extended or after-hours trading session), or

                                                       o    if the last reported sale price is not available for any
                                                            reason, including, without limitation, the occurrence of
                                                            a Market Disruption Event, as described below, the mean
                                                            of the last reported bid and offer price of the principal
                                                            trading session on the over-the-counter market as
                                                            reported on The Nasdaq Stock Market or OTC Bulletin Board
                                                            on that day as determined by the Calculation Agent or
                                                            from as many dealers in such security, but not exceeding
                                                            three, as have made the bid prices available to the
                                                            Calculation Agent after 3:00 p.m., local time in the
                                                            principal market, on that date (without taking into
                                                            account any extended or after-hours trading session).


                                                  If MeadWestvaco common stock (or any other security for which a closing market price must be determined for purposes of the Notes) are not listed on a national securities exchange in the United States, is not a Nasdaq
                                                  NMS security or included in the OTC Bulletin Board, then the closing market price for any date of determination on any Trading Day means for each share of MeadWestvaco common stock (or any other security for which a closing market price must be determined for purposes of the Notes)
                                                  the last reported sale price on that day on the securities exchange on


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                                                  which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding such
                                                  Trading Day as determined by the calculation agent; provided that if such last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the closing market price shall mean the average (mean) of the last available bid and offer price on that exchange.

                                                  If MeadWestvaco common stock (or any other security for which a closing market price must be determined for purposes of the Notes)
                                                  are not listed or admitted to trading on any such securities exchange or if such last reported sale price or bid and offer are not obtainable, then the closing market price shall mean the average
                                                  (mean) of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

CUSIP number.................................     59018YRQ6

ISIN.........................................     US59018YRQ60

Form of Notes................................     Book-entry.

Denominations................................     We will issue and sell the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Day Count Convention.........................     30/360

Trustee......................................     JPMorgan Chase Bank.

Calculation Agent............................     Merrill Lynch, Pierce, Fenner & Smith Incorporated

                                                  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and, absent manifest error, will be conclusive for all purposes and binding on ML&Co.
                                                  and beneficial owners of the Notes.

                                                  All percentages resulting from any calculation on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) would be rounded to
                                                  9.87655% (or .0987655). All dollar amounts used in or resulting from this calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Proceeds to ML&Co............................     100% of the aggregate principal amount.


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                                 RISK FACTORS

     Your investment in the Notes will involve certain risks. You should consider carefully the following discussion of risks before you decide that an investment in the Notes is suitable for you.


The Notes are subject to being called at our option

     We may call all of the Notes on any scheduled Trading Day beginning July 28, 2005 to and including the maturity date. In the event that we elect to call the Notes, you may receive an amount that is less than the amount to which you would otherwise have been entitled had you exchanged the Notes at a later date.


Your yield may be lower than the yield on other standard debt securities of comparable maturity

     The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike standard senior non-callable debt securities, the Notes do not guarantee the return of a principal amount at maturity.

You will need to exchange your Notes to realize any appreciation from increases in the market price of MeadWestvaco common stock

     If the market price of MeadWestvaco common stock increases prior to maturity such that the Exchange Amount would exceed the principal amount of the Notes and ML&Co. has not elected to redeem the Notes, you will need to exchange your Notes in order to realize such Exchange Price. If you do not exchange your Notes, you will receive only the principal amount plus accrued interest at maturity, which could be less than the Exchange Price you might otherwise receive before maturity.

You will have no stockholder rights with respect to MeadWestvaco common stock

     You will not be entitled to any rights with respect to MeadWestvaco common stock, including, without limitation, the right to receive dividends or other distributions, if any, on MeadWestvaco's common stock, or the right to vote or to tender or exchange MeadWestvaco's common stock, in any tender or exchange offer by MeadWestvaco or any third party.

A trading market for the Notes is not expected to develop

     The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop. Although our affiliate MLPF&S has indicated that it expects to bid for Notes offered for sale to it by Note holders, it is not required to do so and may cease making such bids at any time. The limited trading market for your Notes may affect the price that you receive for your Notes if you do not wish to hold your investment until maturity.


Many factors affect the value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

     The value of the Notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the value of the Notes caused by another factor and that the effect of one factor may exacerbate the decrease in the value of the Notes caused by another factor. For example, a change in U.S. interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the price of MeadWestvaco common stock. The following paragraphs describe the expected impact on the value of the Notes given a change in a specific factor, assuming all other conditions remain constant.


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          The price of MeadWestvaco common stock is expected to affect the trading value of the Notes. We expect that the market value of the Notes will depend substantially on the price of MeadWestvaco common stock. However, you generally should not expect the increase or decrease in the market value of your Notes to be identical to the increase or decrease in the market value of MeadWestvaco common stock. For example, if you choose to sell your Notes when the price of MeadWestvaco common stock, when multiplied by the Exchange Ratio, exceeds the principal amount, you may receive substantially less than the current market value of MeadWestvaco common stock because of the expectation that the price of MeadWestvaco common stock will continue to fluctuate until the maturity date and the fact that the Notes are callable at the option of ML&Co.

          Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. In general, if U.S. interest rates increase, we expect that the trading value of the Notes will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Notes will increase.

          Changes in the volatility of MeadWestvaco common stock are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of MeadWestvaco common stock increases, we expect the trading value of the Notes will decrease; and, if the volatility of MeadWestvaco common stock decreases, we expect that the trading value of the Notes will increase.

          As the time remaining to maturity of the Notes decreases, the "time premium or discount" associated with the Notes will decrease. We anticipate that before their maturity, the Notes may trade at a value above or below that which would be expected based on the level of interest rates and the price of MeadWestvaco common stock. This difference will reflect a "time premium or discount" due to expectations concerning the price of MeadWestvaco common stock during the period before the stated maturity of the Notes. As the time remaining to maturity decreases, any discount or premium attributed to the trading value of the Notes will diminish, increasing or decreasing the trading value of the Notes.

          Changes in dividend yields of MeadWestvaco common stock are expected to affect the trading value of the Notes. If the dividend yield on MeadWestvaco common stock were to increase, we would expect the value of the Notes to decrease. However, should there be a subsequent decrease in the dividend yield on MeadWestvaco common stock, we would expect the value of the Notes to increase.

          Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because your return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage change in the price of MeadWestvaco common stock at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

     In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. However, we expect that the effect on the trading value of the Notes of a given change in the price of MeadWestvaco common stock will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law

     New York State law governs the 1993 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

     While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.


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Potential conflicts of interest could arise

     Our subsidiary, MLPF&S, is our agent for the purposes of calculating any and all amounts payable on the Notes. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interest. MLPF&S is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

     We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the Notes. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Tax consequences


     You should consider the tax consequences of investing in the Notes. See the section entitled "United States Federal Income Taxation" in this Pricing Supplement.


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                          EXCHANGE RATIO ADJUSTMENTS

     The Exchange Ratio used to determine the Exchange Price or Call Price, as the case may be, is subject to adjustment by the Calculation Agent as described in this section.

     No adjustments to the Exchange Ratio will be required unless the Exchange Ratio adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified below will be rounded to the sixth decimal place with five ten-millionths being rounded upward. The Calculation Agent will not be required to make any adjustments to the Exchange Ratio after the close of business on the fourth Business Day immediately prior to the Stated Maturity Date.

     No adjustments to the Exchange Ratio will be required other than those specified herein. However, the Calculation Agent may, at its sole discretion, make additional adjustments to the Exchange Ratio to reflect changes occurring in relation to MeadWestvaco common stock or any other security received in a reorganization event in other circumstances where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the closing market price of MeadWestvaco common stock, including, without limitation, a partial tender or exchange offer for MeadWestvaco common stock.

     The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations will be conclusive absent manifest error.

     No adjustments will be made for certain other events, such as offerings of common stock by MeadWestvaco for cash or in connection with the occurrence of a partial tender or exchange offer for the common stock by MeadWestvaco.

     The Company will, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Ratio, or, if later, within ten Business Days following the date on which the Company becomes aware of this occurrence, provide written notice to the Trustee, which will provide notice to the Holders of the Notes of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Exchange Ratio.

Stock splits and reverse stock splits

     If MeadWestvaco's common stock is subject to a stock split or reverse stock split, then once any split has become effective, the Exchange Ratio relating to MeadWestvaco's common stock will be adjusted to equal the product of the prior Exchange Ratio and the number of shares which a holder of one share of MeadWestvaco common stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

     If MeadWestvaco's common stock is subject to a (i) stock dividend, i.e., issuance of additional shares of MeadWestvaco's common stock, that is given ratably to all holders of MeadWestvaco's common stock or (ii) distribution of shares of MeadWestvaco's common stock as a result of the triggering of any provision of the corporate charter of MeadWestvaco, then, once the dividend has become effective and the shares are trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of:

     o the number of the additional shares of MeadWestvaco's common stock issued with respect to one share of MeadWestvaco's common stock and

     o    the prior Exchange Ratio.


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Extraordinary Dividends

     There will be no adjustments to the Exchange Ratio to reflect any cash dividends or cash distributions paid with respect to MeadWestvaco's common stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled "--Reorganization Events" below.

     An "Extraordinary Dividend" means, with respect to a cash dividend or other distribution with respect to MeadWestvaco's common stock, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend for MeadWestvaco's common stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Closing Market Price of MeadWestvaco's common stock on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to MeadWestvaco's common stock, the Exchange Ratio will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Exchange Ratio will equal the product of:

     o    the prior Exchange Ratio and

     o a fraction, the numerator of which is the Closing Market Price per share of MeadWestvaco's common stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

     The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for MeadWestvaco's common stocks will equal:

     o in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such shares of MeadWestvaco's common stock, or

     o in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of that Extraordinary Dividend.

     To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on MeadWestvaco's common stock described in clause (a), (d) or (e) of the section entitled "--Reorganization Events" below that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled "--Reorganization Events". A distribution on MeadWestvaco's common stock described in the section entitled "--Issuance of transferable rights or warrants" that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to such section.

Issuance of transferable rights or warrants

     If MeadWestvaco issues transferable rights or warrants to all holders of MeadWestvaco's common stock to subscribe for or purchase MeadWestvaco's common stock, including new or existing rights to purchase MeadWestvaco's common stock pursuant to a shareholder's rights plan or arrangement, then the Exchange Ratio will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of:

     o    the prior Exchange Ratio, and

     o the number of MeadWestvaco's common stock that can be purchased with the cash value of such warrants or rights distributed on one of MeadWestvaco's common stock.

The number of shares that can be purchased will be based on the Closing Market Price of MeadWestvaco's common stock on the date the new Exchange Ratio is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the Calculation Agent and will equal the average (mean) of the bid prices obtained from three dealers at 3 p.m. on the date the new Exchange


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Ratio is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Market Disruption Event

     "Market Disruption Event" means:

     (1) a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of MeadWestvaco's common stock on the primary market for MeadWestvaco's common stock for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the Calculation Agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to MeadWestvaco's common stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

     (2) a determination by the Calculation Agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of the Company, the Calculation Agent or any of their affiliates to unwind all or a material portion of the hedge with respect to the Notes.

     For purposes of determining whether a Market Disruption Event has occurred:

     (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

     (2) a decision to permanently discontinue trading in the relevant options contracts related to MeadWestvaco's common stock will not constitute a Market Disruption Event,

     (3) limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or The Nasdaq Stock Market or other regulatory organization with jurisdiction over the NYSE or The Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in MeadWestvaco's common stock,

     (4) a suspension of trading in an options contract on MeadWestvaco's common stock by the primary securities market trading in the options contracts related to MeadWestvaco's common stock, if available, by reason of:

          o a price change exceeding limits set by the securities exchange or market,

          o an imbalance of orders relating to options contracts on MeadWestvaco's common stock, or

          o a disparity in bid and ask quotes relating to options contracts on MeadWestvaco's common stock will constitute a suspension or material limitation of trading in options contracts related to MeadWestvaco's common stock, and

     (5) a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to MeadWestvaco's common stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

     If Exchange Property, as described below, includes securities other than MeadWestvaco's common stock, then the above definition shall be revised to include each such security in the same manner as MeadWestvaco's common stock are considered in determining whether a Market Disruption Event exists.

Reorganization Events

     If prior to the maturity date of the Notes,

     (a) there occurs any reclassification or change of MeadWestvaco's common stock, including, without limitation, as a result of the issuance of tracking stock by MeadWestvaco,

     (b) MeadWestvaco, or any surviving entity or subsequent surviving entity of MeadWestvaco (a "Successor Entity"), has been subject to a merger, combination or consolidation and is not the surviving entity,

     (c) any statutory exchange of securities of MeadWestvaco or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

     (d) MeadWestvaco is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

     (e) MeadWestvaco issues to all of its shareholders equity securities of an issuer other than MeadWestvaco, other than in a transaction described in clauses (b), (c) or (d) above (a "Spin-off Event"), or

     (f) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of MeadWestvaco (an event in clauses (a) through (f) a "Reorganization Event"),

then the method of determining the amount payable on each Note will be adjusted as set forth below.

     "Exchange Property" will consist of any MeadWestvaco's common stock continued to be held by the holders of MeadWestvaco's common stock, and any securities, cash or any other assets distributed to the holders of MeadWestvaco's common stock with respect to one share in or as a result of the Reorganization Event. No interest will accrue on any Exchange Property.

     If a Reorganization Event occurs, then the Exchange Price and Call Price shall be calculated by using the value of the Exchange Property in place of the Exchange Value and such value shall be calculated as the sum of the value of the components of the Exchange Property as described below:

     o If the Exchange Property is securities (including without limitation, securities of MeadWestvaco) traded on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market ("Exchange Traded Securities"), the value of such Exchange Property will equal the Closing Market Price of the securities composing the Exchange Property.

     o If the Exchange Property consists of cash, other property that is not Exchange Traded Securities or a combination thereof, the Calculation Agent shall value as if liquidated on the date received all such non-cash Exchange Property upon terms that it deems commercially reasonable, and the value of that Exchange Property shall equal the aggregate cash amount, including the amount resulting from such valuation.

     In the event Exchange Property consists of securities, those securities will, in turn, be subject to the anti-dilution adjustments contained herein.

     In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offer or in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

     The Calculation Agent shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the cash amount due upon exchange, including the determination of the cash value of any Exchange Property and the Per Share Liquidation Value, if necessary. Its determinations and calculations shall be conclusive absent manifest error.

Alternative Dilution and Reorganization Adjustments

     The Calculation Agent may elect at its discretion to not make any of the adjustments to the Exchange Ratio or to the method of determining the amount payable on each Note described above under "Exchange Ratio Adjustments" and "Reorganization Events", but may instead make adjustments in its discretion to the Exchange Ratio or the method of determining the amount payable on each Note that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on option contracts on MeadWestvaco's common stock or any successor common stock. The Company will provide notice of any such election to the trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Shares and will detail in such notice the actual adjustment made to the Exchange Ratio or to the method of determining the amount payable on each Note.



                      EVENTS OF DEFAULT AND ACCELERATION


     In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes will be an amount equal to the Exchange Price of the Notes calculated as though the third Trading Day prior to the date of early repayment were the relevant Exchange Date, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of the Notes may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Notes plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Notes.

     In case of default in payment of the Notes, whether at any interest payment date, the Stated Maturity Date, the Call Date, the Exchange Date, the date of early redemption due to a Reorganization Event or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their beneficial owners, at the rate of 1.36% per year, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.


                           MEADWESTVACO COMMON STOCK

MeadWestvaco

          The following information has been derived from publicly available documents published by MeadWestvaco. We make no representation or warranty as to the accuracy or completeness of the following information.

          MeadWestvaco has disclosed that its principal operating business segments are packaging, paper, consumer and office products and specialty chemicals. Because MeadWestvaco common stock is registered under the Securities Exchange Act of 1934, MeadWestvaco is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by MeadWestvaco Corporation can be located at the SEC's facilities or through the SEC's web site by reference to SEC file number 001-31215. See "Where You Can Find More Information". ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

          The selection of MeadWestvaco is not a recommendation to buy or sell MeadWestvaco common stock. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Notes as to the performance of MeadWestvaco common stock.

          MeadWestvaco common stock trades on the New York Stock Exchange under the symbol "MWV".

          ML&Co. is not affiliated with MeadWestvaco. MeadWestvaco has no obligations with respect to the Notes. This prospectus supplement relates only to the Notes and does not relate to MeadWestvaco common stock or other securities of MeadWestvaco. All disclosures contained in this prospectus supplement regarding MeadWestvaco are derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to MeadWestvaco in connection with the offering of the Notes. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding MeadWestvaco are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of MeadWestvaco common stock have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning MeadWestvaco could affect the value of MeadWestvaco common stock to be received at maturity of the Notes and therefore the trading prices of the Notes. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Notes as to the performance of MeadWestvaco common stock.

          ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with MeadWestvaco including extending loans to, or making equity investments in, MeadWestvaco or providing investment banking or advisory services to MeadWestvaco, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire non-public information with respect to MeadWestvaco and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to MeadWestvaco.

          Any prospective purchaser of the Notes should undertake an independent investigation of MeadWestvaco as in its judgment is appropriate to make an informed decision with respect to an investment in MeadWestvaco.

Historical Data

          MeadWestvaco common stock is principally traded on the New York Stock Exchange. The following table sets forth the high and low closing prices for the calendar quarters during calendar years 2002 through 2003. On July 22, 2003, the closing price for MeadWestvaco common stock was $23.89 per share. The closing prices listed below were obtained from Bloomberg Financial Markets. MeadWestvaco Corporation was formed as a result of a merger of The Mead Corporation and Westvaco Corporation, completed on January 29, 2002. Consequently, prior to this date, historical closing prices for MeadWestvaco common stock are not available. The historical closing prices of MeadWestvaco common stock should not be taken as an indication of future performance, and no assurance can be given that the price of MeadWestvaco common stock will not decrease. In addition, no assurance can be given that the price of MeadWestvaco common stock will increase above the issue price so that at maturity the beneficial owners of the Notes will receive cash in an amount in excess of the principal amount of the Notes.


                                                                           High               Low
                                                                           ----               ---
2002
           First Quarter........................................          $36.40             $31.55
           Second Quarter.......................................          $33.56             $28.58
           Third Quarter........................................          $32.90             $19.21
           Fourth Quarter.......................................          $25.04             $15.70
2003
           First Quarter........................................          $26.51             $21.69
           Second Quarter ......................................          $26.10             $22.31
           Third Quarter (through July 22, 2003)................          $24.75             $23.65



                     UNITED STATES FEDERAL INCOME TAXATION

     Set forth in full below is the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co., as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt entities, persons holding Notes in a tax-deferred or tax-advantaged account, or persons holding Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this Pricing Supplement). The following discussion also assumes that the issue price of the Notes, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

     As used in this Pricing Supplement, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

General

     There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. However, although the matter is not free from doubt, under current law, each Note should be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. ML&Co. currently intends to treat each Note as a debt instrument of ML&Co. for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the "IRS") in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes. Prospective investors in the Notes should be aware, however, that the IRS is not bound by ML&Co.'s characterization of the Notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the Notes for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the assumption that each Note will be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. If the Notes are not in fact treated as debt instruments of ML&Co. for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the Notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Note could differ from the timing and character of income, gain or loss recognized in respect of a Note had the Notes in fact been treated as debt instruments of ML&Co. for United States Federal income tax purposes.

U.S. Holders

     On July 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the Notes, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the Notes. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

     In particular, solely for purposes of applying the Final Regulations to the Notes, ML&Co. has determined that the projected payment schedule for the Notes will consist of the stated semi-annual interest payments on the Notes (other than the stated semi-annual interest payment due on the Stated Maturity
Date) and a payment immediately prior to the Stated Maturity Date taking into account the exchange feature of an amount equal to $1,334.8750 per Note (the "Projected Exchange Amount"). This represents an estimated yield on the Notes equal to 4.375% per annum, compounded semi-annually. Accordingly, during the term of the Notes, a U.S. Holder of a Note will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Note that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds the Note. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the Notes are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the Note's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a Note's adjusted issue price will equal the Note's Issue Price (i.e., $1,000), increased by the interest previously accrued on the Note and decreased by the amount of any stated semi-annual interest payments previously made on the Note. As a result of the foregoing rules, a U.S. Holder will not be required to separately include in income the stated semi-annual interest payments received on a Note. At maturity of a Note, since the amount payable to a U.S. Holder (including any payment of stated semi-annual interest) on the Stated Maturity Date (the "Actual Redemption Amount") with respect to a Note will be less than $1,334.8750 per Note (i.e., the Projected Exchange Amount), the excess of $1,334.8750 per Note (i.e., the Projected Exchange Amount) over the Actual Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which the Stated Maturity Date occurs to the extent of the amount of that includible interest. Any remaining portion of the Projected Exchange Amount (i.e., $1,334.8750 per Note) in excess of the Actual Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules generally will be an ordinary loss to the extent of interest previously included in income, and thereafter, capital loss. Any such capital loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the Note). In addition, U.S. Holders purchasing a Note at a price that differs from the adjusted issue price of the Note as of the purchase date (e.g., subsequent purchasers) will be subject to rules providing for certain adjustments to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

     Upon the sale, redemption, or exchange of a Note prior to the Stated Maturity Date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale, redemption, or exchange and the U.S. Holder's adjusted tax basis in the Note as of the date of disposition. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any interest previously included in income with respect to the Note by the U.S. Holder and reduced by any stated semi-annual interest payments received on the Note by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the Note. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the Note). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

     All prospective investors in the Notes should consult their own tax advisors concerning the application of the Final Regulations to their investment in the Notes. Investors in the Notes may also obtain the projected payment schedule, as determined by ML&Co. for purposes of applying the Final Regulations to the Notes, by submitting a written request for such information to Merrill Lynch & Co., Inc., Corporate Secretary's Office, 222 Broadway, 17th Floor, New York, New York 10038, (212) 670-0432,
corporatesecretary@exchange.ml.com.

     The projected payment schedule (including both the Projected Exchange Amount and the estimated yield on the Notes) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the Notes), and is neither a prediction nor a guarantee regarding the actual amounts payable on the Notes.

     The following table sets forth the amount of interest that will be deemed to have accrued with respect to each Note during each accrual period over the term of the Notes based upon the projected payment schedule for the Notes (including both the Projected Exchange Amount and an estimated yield equal to 4.375% (compounded semi-annually)) as determined by ML&Co. for purposes of applying the Final Regulations to the Notes:


                                                                                             Total interest deemed
                                                                      Interest deemed to      to have accrued on a
                                                                       accrue on a Note               Note
                                                                        during accrual            as of end of
                                                                            period               accrual period
                          Accrual Period                               (per $1,000 Note)       (per $1,000 Note)
-----------------------------------------------------------------   ----------------------  ------------------------

July 28, 2003 through January 28, 2004.......................              $21.8750                 $21.8750
January 29, 2004 through July 28, 2004.......................              $22.3262                 $44.2012
July 29, 2004 through January 28, 2005.......................              $22.7872                 $66.9884
January 29, 2005 through July 28, 2005.......................              $23.2583                 $90.2467
July 29, 2005 through January 28, 2006.......................              $23.7398                $113.9865
January 29, 2006 through July 28, 2006.......................              $24.2317                $138.2182
July 29, 2006 through January 28, 2007.......................              $24.7345                $162.9527
January 29, 2007 through July 28, 2007.......................              $25.2482                $188.2009
July 29, 2007 through January 28, 2008.......................              $25.7731                $213.9740
January 29, 2008 through July 28, 2008.......................              $26.3096                $240.2836
July 29, 2008 through January 28, 2009.......................              $26.8578                $267.1414
January 29, 2009 through July 28, 2009.......................              $27.4179                $294.5593
July 29, 2009 through January 28, 2010.......................              $27.9904                $322.5497
January 29, 2010 through July 27, 2010.......................              $28.5753                $351.1250

-----------------
Projected Exchange Amount= $1,334.8750 per unit.



Non-U.S. Holders

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042-S. For a non-U.S. Holder to qualify for the exemption from taxation, any person, U.S. or foreign, that has control, receipt, or custody of an amount subject to withholding, or who can disburse or make payments of an amount subject to withholding (the "Withholding Agent") must have received a statement that (a) is signed by the beneficial owner of the Note under penalties of perjury, (b) certifies that such owner is a non-U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may generally be made on IRS Form W-8BEN (or other applicable form) or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of that change by filing a new IRS Form W-8BEN (or other applicable form). Generally, an IRS Form W-8BEN provided without a U.S. taxpayer identification number will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. Under certain circumstances, the signed statement must be accompanied by a copy of the applicable IRS Form W-8BEN (or other applicable form) or the substitute form provided by the beneficial owner to the organization or institution.

     Under current law, a Note will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of such individual's death, payments in respect of such Note would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup withholding

     Backup withholding at the applicable statutory rate of United States Federal income tax may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Note to (or through) a broker, the broker must withhold on the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information (e.g., an IRS Form W-9) and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8BEN (or other applicable form) under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.


                             ERISA CONSIDERATIONS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the "Code").

     Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also "plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) ("non-ERISA arrangements") are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

     The acquisition of the Notes by a plan with respect to which we, MLPF&S, or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

     (1) PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

     (2) PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

     (3) PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

     (4) PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

     (5) PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

     The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "plan asset entity") or (3) any person investing "plan assets" of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.


                      WHERE YOU CAN FIND MORE INFORMATION

ML&Co.

          We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

          We have filed a registration statement on Form S-3 with the SEC covering the Notes and other securities. For further information on ML&Co. and the Notes, you should refer to our registration statement and its exhibits. The prospectus supplement and prospectus accompanying this pricing supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus and prospectus supplement may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

          You should rely only on the information contained or incorporated by reference in this pricing supplement, prospectus supplement and in the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

          You should assume that the information appearing in this pricing supplement, prospectus supplement and in the accompanying prospectus is accurate as of the date on the front cover of this pricing supplement only. Our business, financial condition and results of operations may have changed since that date.

MeadWestvaco Corporation

     MeadWestvaco files reports, proxy statements and other information with the SEC. Information provided to or filed with the SEC by MeadWestvaco pursuant to the Securities Exchange Act of 1934 can be located at the SEC's facilities or accessed through the SEC's web site by reference to SEC file number 001-31215. You may also inspect MeadWestvaco's SEC reports and other information at the Nasdaq National Market. In addition, information regarding MeadWestvaco may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of the information or reports.



                             Plan of Distribution

     As described in the "Plan of Distribution" in the attached Prospectus Supplement, MLPF&S is purchasing the Notes, as principal, from ML&Co., for resale to investors and other purchasers at the Issue Price set forth on the cover of this Pricing Supplement. After the initial public offering, the Issue Price may be changed.


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